UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

June 7, 2021

Date of Report (Date of earliest event reported)

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

4201 Congress Street, Suite 175
Charlotte, North Carolina	28209
(Address of principal executive offices)	(Zip Code)

(704) 994-8279

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, $.01 par value	BTN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On June 7, 2021, Strong/MDI Screen Systems Inc. (the “Borrower”), a wholly-owned subsidiary of Ballantyne Strong, Inc., and Canadian Imperial Bank of Commerce (the “Lender”) together entered into a demand credit agreement (the “2021 Credit Agreement”), which amended and restated the demand credit agreement dated as of September 5, 2017, between the Borrower and the Lender (the “2017 Credit Agreement”). By agreement of the parties, the 2021 Credit Agreement is dated effective May 31, 2021.

The 2021 Credit Agreement consists of a revolving line of credit in a maximum aggregate principal amount of CDN$2.0 million, subject to a borrowing base requirement and certain conditions set forth in the 2021 Credit Agreement (the “Line of Credit”), two installment loans in the aggregate principal amount of CDN$5,533,333, with (a) one in the amount of CDN$5.075 million and (b) one in the amount of CDN$458,333 (each, an “Installment Loan”), and a business credit card line with a credit limit of CDN$75,000 (together with the Installment Loans and the Line of Credit, the “Credit Facilities”).

Amounts outstanding under the Line of Credit will bear interest at the prime rate set by the Lender, with interest payable monthly and the outstanding principal amount payable upon demand from the Lender.

Each Installment Loan will bear interest at the prime rate plus 0.50% and will be payable in consecutive equal monthly installments, plus accrued interest, over a period of (a) approximately 17 years for the CDN$5.075 million Installment Loan and (b) approximately five years for the CDN$458,333 Installment Loan. The Lender may also demand repayment of an Installment Loan at any time. The Borrower is permitted to prepay all or part of an Installment Loan at any time without notice or penalty, provided that the Borrower is not in default on the applicable loan.

The Credit Facilities are secured by a lien on the Borrower’s Quebec, Canada facility and substantially all of the assets of the Borrower.

The Credit Facilities contain customary covenants, including as to compliance with laws (including environmental laws), delivery of quarterly and annual financial statements, maintenance of insurance, restrictions on the use of loan proceeds (with the proceeds from the Line of Credit to be used for the Borrower’s day-to-day business operations, the proceeds from the CDN$5.075 million Installment Loan to be used primarily for the financing of the Borrower’s Quebec, Canada facility, working capital needs and capital expenditure and the proceeds from the CDN$458,333 Installment Loan to be used primarily for the financing of equipment) and other customary covenants. The Borrower is also required to comply during the term of the Credit Facilities with the following financial covenants, to be measured quarterly:

●	Total Liabilities to Effective Equity Ratio: The Borrower is required to maintain a ratio of total liabilities to “Effective Equity” (tangible shareholders’ equity, less (a) amounts receivable from affiliates, agents or representatives and (b) intangible assets, plus all postponed debt) not in excess of 2.50:1.0.

●	Current Ratio: The Borrower is required to maintain a current ratio (current assets, excluding amounts due from related parties, divided by current liabilities) of not less than 1.30:1.0.

●	Minimum Effective Equity: The Borrower is required to maintain minimum Effective Equity (as defined above) of not less than CDN$4.0 million.

The Credit Facilities contain customary events of default and remedies for credit facilities of this nature.

Borrower may also enter into additional derivative transactions with the Lender in order to manage currency or interest rate risk associated with the Credit Facilities.

The foregoing description of the Credit Facilities does not purport to be complete and is qualified in its entirety by reference to the 2021 Credit Agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
No.	Description
10.1	Demand Credit Agreement, executed as of June 7, 2021, by and between Strong/MDI Screen Systems, Inc., as Borrower, and Canadian Imperial Bank of Commerce, as Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: June 11, 2021	By:	/s/ Todd R. Major
Todd R. Major
Chief Financial Officer